Exhibit (d)(mm)(1)

AMENDMENT NO. 1 TO THE

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 1st day of May, 2014 to the Subadvisory Agreement (the “Agreement”) dated November 1, 2013, by and among Ivy Investment Management Company, a Delaware corporation (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”).

WHEREAS, Investment Adviser, Subadviser, and the Trust (collectively, “the Parties”, and individually, a “Party”) are parties to the Agreement;

WHEREAS, the Parties mutually desire to amend the Agreement as set forth herein;

WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various funds of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios;

WHEREAS, the Parties desire to appoint the Subadviser to serve as subadviser to an additional fund of the Trust.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants herein contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

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(Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ John E. Sundeen Jr.	By:
	Name: John E. Sundeen Jr., CFA		Name:
	Title: EVP & Chief Administrative Officer		Title:

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective: May 1, 2014

Fund: Technology Portfolio

The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Fund based on:

The annual percentage of the average daily net assets of the Technology Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.500%	First $100 million
0.475%	On next $150 million
0.450%	On next $250 million
0.425%	On the excess

The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

Fund: Mid-Cap Growth Portfolio

The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Fund based on:

(a) The annual percentage of the combined* average daily net assets of the Mid-Cap Growth Portfolio of Pacific select Fund and the PL Mid-Cap Growth Fund of Pacific Life Funds according to the following schedule:

Rate%	Break Point (assets)
0.300%	On the first $2 billion
0.250%	On the excess

(b) Multiplied by the ratio of the Mid-Cap Growth Portfolio’s average daily net assets over the combined average daily net assets of the Mid-Cap Growth Portfolio and the PL Mid-Cap Growth Fund of Pacific Life Funds.

A-1

*	Assets are combined only while the Subadviser is managing both Funds. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Mid-Cap Growth Portfolio.

The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

A-2